Exhibit 99.1

October 14, 2003

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

eloise.hale@bankofamerica.com

Bank of America earnings per share rise 32% in third quarter;

$2.9 billion net income sets another record

Major business lines all achieve double-digit earnings growth

Revenue rises 14%

Total fee income rises 39% as mortgage banking income triples

Core deposits grow 13%

CHARLOTTE — Bank of America Corporation today reported record earnings of $2.92 billion for the third quarter, or $1.92 per share (diluted). Those results were 31 and 32 percent increases, respectively, from $2.24 billion, or $1.45 per share, earned a year ago.

The return on common equity increased to a record 23.74 percent.

All three of the company’s major businesses significantly increased their net income. Deposit and loan growth, strong investment banking and trading results and strong growth in mortgage and card revenues drove this quarter’s results.

“Our initiatives to improve the customer experience are paying off as they bring us more of their business,” said Kenneth D. Lewis, chairman and chief executive officer. “Deeper customer relationships and better retention are fueling our strong revenue growth and record profits this quarter.”

Net income for the first nine months of 2003 was $8.08 billion, or $5.31 per share (diluted), 22 and 26 percent increases, respectively, from $6.64 billion, or $4.22 per share, a year ago.

Third quarter financial highlights (compared to a year earlier)

•	Return on assets grew 11 percent to 1.48 percent.

•	Nonperforming assets reached a three and a half year low at $3.66 billion.

•	The efficiency ratio declined to 51.13 percent.

•	Mortgage banking, card and trading account profits recorded significant advances:

-	Mortgage banking income increased 203 percent to $666 million.

-	Card income increased 16 percent to $794 million.

-	Trading account profits increased 146 percent to $175 million.

•	Shareholder Value Added (SVA) grew 85 percent to $1.62 billion.

•	Product sales in the banking centers increased 28 percent.

Customer highlights (compared to a year earlier)

•	Three months ahead of schedule, the company surpassed its goal of opening one million net new checking accounts in 2003. Nearly 60 percent of all new checking accounts turn into multi-product and service relationships.

•	The company extended its lead as the No. 1 Small Business Administration (SBA) lender in the nation by issuing 9,406 SBA loans to entrepreneurs during the October 2002 to September 2003 SBA fiscal year. This is a 140 percent increase over the previous year’s 3,917 SBA loans.

•	Customers continue to express high levels of satisfaction with the company and steady improvements were made:

•	Small-business satisfaction increased 18 percent.

•	Customer dissatisfaction hit a record low, with a 13 percent decline.

•	Online banking satisfaction increased 11 percent.

•	In the first nine months of the year, the company’s market share in the US equities and equity-related securities business increased to 6.7 percent from 2.8 percent in the same time-period a year ago. Mortgage-backed securities’ market share increased to 7.9 percent from 6.3 percent.

•	In the first nine months of the year, the company opened 57 new banking centers.

•	Marsico Funds’ assets under management grew 94 percent.

•	Online banking continued to grow steadily as the number of active users increased 52 percent, to 6.63 million. Additionally, adoption of bill pay increased 90 percent and more than 270 companies now present bills electronically.

•	The company was named the best domestic cash management bank by Treasury and Risk Management Magazine.

Revenue

Revenue grew 14 percent from the previous year to $9.92 billion on a fully taxable-equivalent basis.

Net interest income was virtually unchanged at $5.48 billion on a fully taxable-equivalent basis. The net interest yield declined 53 basis points to 3.22 percent primarily from an increase in trading assets and the impact of lower interest rates.

Noninterest income increased 38 percent to $4.44 billion driven by improvements in equity investments and increases in trading account profits, mortgage banking, credit card and investment banking income.

Other income was up due to $197 million in gains on residential loan sales taken to manage interest rate risk in response to current market conditions.

During the quarter, the company realized $233 million in net securities gains compared to $189 million a year ago, as the asset-liability management portfolio was repositioned in line with market conditions.

Efficiency

Driven by strong revenue growth, the efficiency ratio declined to 51.13 percent. Expenses increased 10 percent from a year ago to $5.07 billion. This rise was driven by an increase in revenue-driven employee incentives, professional fees and benefits expense. In addition, the company recognized a charge of $100 million to establish a reserve related to the ongoing inquiry into the company’s mutual fund practices. It also increased the litigation reserve by $75 million to cover other specific cases. This quarter, the company also recorded a pre-tax impact of $31 million related to expensing employee stock options.

Credit quality

The allowance for credit losses decreased as overall credit quality improved. Total charge-offs declined as a percentage of loans and leases for the third straight quarter. The company is encouraged by these declines but asset quality trends will be affected by the strength of the economic recovery.

•	Provision for credit losses was $651 million, down 16 percent from $772 million in the second quarter and down 19 percent from $804 million a year earlier.

•	Net charge-offs were $776 million, or 0.86 percent of loans and leases, relatively unchanged from $772 million, or 0.88 percent, in the second quarter and down from $804 million, or 0.94 percent, a year earlier.

•	Nonperforming assets were $3.66 billion, or 0.98 percent of loans, leases and foreclosed properties as of September 30, 2003. This was down 17 percent from the second quarter and down 29 percent from $5.13 billion a year earlier.

•	The allowance for credit losses, at $6.72 billion or 1.80 percent of loans and leases, was down from $6.84 billion or 1.90 percent, in second quarter and down from $6.86 billion and 2.01 percent, the prior year. As of September 30, 2003, the allowance for credit losses represented 196 percent of nonperforming loans, up from 163 percent in the second quarter and 142 percent a year earlier.

Capital management

Total shareholders’ equity was $50.4 billion at September 30, 2003, up 5 percent from a year ago, and represented 7 percent of period-end assets of $737 billion. The Tier 1 Capital Ratio was 8.25 percent, an increase of 12 basis points from a year ago and 17 basis points from the June 30, 2003 level.

During the quarter, Bank of America issued 18 million shares related to employee options and stock ownership plans and repurchased 25 million shares. Average common shares outstanding were 1.49 billion in the third quarter, down slightly from 1.50 billion a year earlier.

Consumer and Commercial Banking

Exceeding $2 billion in earnings for the first time, Consumer and Commercial Banking earned $2.15 billion during the quarter, a 28 percent rise from a year ago. Total revenue grew 14 percent to $6.89 billion while noninterest expense was up 3 percent, driven primarily by marketing and volume-related expenses in mortgage banking. Return on equity was 42 percent and SVA grew $489 million to $1.63 billion.

Commercial banking earnings increased 19 percent from a year ago. This was driven by a 14 percent growth in deposits, a 62 percent growth in middle market investment banking fees, including a 60 percent growth in M&A advisory activity, and a 22 percent increase in new lines of credit.

Net interest income increased slightly to $3.94 billion.

Noninterest income was up 36 percent to $2.95 billion, driven by higher mortgage banking and card income.

Total consumer loans increased 5 percent as the company attracted 4 million new credit card accounts, and customers continued to take advantage of the low interest rate environment. Average deposits grew 13 percent. Consumer credit and debit card purchase volumes increased 14 and 23 percent, respectively. The average purchase amount also increased.

Global Corporate and Investment Banking

Global Corporate and Investment Banking (GCIB) earnings rose 33 percent from a year ago to $513 million. This was driven by increased market-based activity and a decline in provision expense. Revenue increased 13 percent to $2.25 billion while expenses increased 16 percent. Return on equity was 22 percent and SVA increased $199 million to $262 million.

The quarter was marked by the strength of the core businesses as investment banking revenue grew to $399 million, up 32 percent from last year, led by strong demand for securities underwriting. Trading-related revenue grew to $688 million, up 20 percent.

Net interest income was relatively unchanged at $1.22 billion from a year ago. Period-end corporate loans and leases in the quarter were $44 billion, down 26 percent from $60 billion a year earlier. Offsetting this decline was an increase in trading-related assets as GCIB continued to expand its distribution network.

Asset Management

Asset Management net income rose 95 percent from a year ago to $123 million, reflecting lower provision expense. Revenue increased 8 percent to $615 million. Expenses increased 19 percent due to an increase in revenue-driven employee incentives and a $50 million allocation of the reserve related to the ongoing inquiry into the company’s mutual fund practices. Return on equity was 18 percent and SVA increased $62 million to $48 million.

Assets under management increased 17 percent to $318 billion, led by increases in equities and short-term funds. Balances in equity funds grew 33 percent from a year earlier, led by higher sales across all channels.

Year to date, Asset Management has added 164 net new financial advisors, one short of its target for 2003. Additionally, the business has rolled out the advice-focused High Net Worth client service model in 37 markets and will complete the rollout to all markets during the fourth quarter.

Equity Investments

Equity Investments reported a loss of $68 million, compared to a loss of $161 million a year ago. Principal Investing reported cash gains of $49 million and $8 million in mark-to-market adjustments in the third quarter offset by $100 million in impairments.

Note: James H. Hance, Jr., vice chairman and chief financial officer, will discuss third quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

One of the world’s leading financial services companies, Bank of America is committed to making banking work for customers and clients like it never has before. Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives.

Shares of Bank of America (ticker: BAC), the second largest banking company in the United States by market capitalization, are listed on the New York, Pacific and London stock exchanges. The company’s Web site is www.bankofamerica.com. News, speeches and other corporate information can be found at www.bankofamerica.com/newsroom.

Additional financial tables are available at www.bankofamerica.com/investor/.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

(Dollars in millions, except per share data; shares in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Financial Summary
Earnings	$2,922	$2,235	$8,084	$6,635
Earnings per common share	1.96	1.49	5.41	4.34
Diluted earnings per common share	1.92	1.45	5.31	4.22
Dividends per common share	0.80	0.60	2.08	1.80
Closing market price per common share	78.04	63.80	78.04	63.80
Average common shares issued and outstanding	1,490,103	1,504,017	1,494,369	1,526,946
Average diluted common shares issued and outstanding	1,519,641	1,546,347	1,523,523	1,573,203

Summary Income Statement
Net interest income	$5,304	$5,302	$15,878	$15,549
Noninterest income	4,439	3,220	12,379	10,141

Total revenue	9,743	8,522	28,257	25,690
Provision for credit losses	651	804	2,256	2,532
Gains on sales of securities	233	189	802	326
Noninterest expense	5,070	4,620	14,845	13,604

Income before income taxes	4,255	3,287	11,958	9,880
Income tax expense	1,333	1,052	3,874	3,245

Net income	$2,922	$2,235	$8,084	$6,635

Summary Average Balance Sheet
Loans and leases	$357,288	$340,484	$351,119	$334,703
Securities	65,024	76,484	76,131	72,450
Earning assets	677,308	580,248	651,535	563,964
Total assets	785,681	669,149	758,140	651,257
Deposits	414,569	373,933	401,985	368,142
Shareholders’ equity	48,871	46,652	49,512	47,457
Common shareholders’ equity	48,816	46,592	49,455	47,396

Performance Indices
Return on average assets	1.48%	1.33%	1.43%	1.36%
Return on average common shareholders’ equity	23.74	19.02	21.85	18.71

Credit Quality
Net Charge-offs	$776	$804	$2,381	$2,532
% of average loans and leases	0.86%	0.94%	0.91%	1.01%
Managed bankcard net charge-offs as a % of average managed bankcard receivables	5.33	5.13	5.44	5.38

	At September 30
	2003	2002
Balance Sheet Highlights
Loans and leases	$373,098	$341,091
Securities	64,885	89,581
Earning assets	627,721	564,825
Total assets	737,088	660,008
Deposits	408,510	377,415
Shareholders’ equity	50,445	48,239
Common shareholders’ equity	50,390	48,179
Book value per share	33.83	32.07
Total equity to assets ratio (period end)	6.84%	7.31%
Risk-based capital ratios:(1)
Tier 1	8.25	8.13
Total	12.17	12.38
Leverage ratio	5.96	6.35
Period-end common shares issued and outstanding	1,489,437	1,502,162
Allowance for credit losses	$6,716	$6,861
Allowance for credit losses as a % of loans and leases	1.80%	2.01%
Allowance for credit losses as a % of nonperforming loans	196	142
Nonperforming loans	$3,429	$4,849
Nonperforming assets	3,657	5,131
Nonperforming assets as a % of:
Total assets	0.50%	0.78%
Loans, leases and foreclosed properties	0.98	1.50
Nonperforming loans as a % of loans and leases	0.92	1.42

Other Data
Full-time equivalent employees	132,749	134,135
Number of banking centers	4,211	4,226
Number of ATM’s	13,120	12,489

(1)	2003 ratios are preliminary.

	Consumer and Commercial Banking	Asset Management	Global Corporate and Investment Banking	Equity Investments	Corporate Other
BUSINESS SEGMENT RESULTS

Three Months Ended September 30, 2003
Total revenue	$6,894	$615	$2,253	$(80)	$234
Net income	2,145	123	513	(68)	209
Shareholder value added	1,633	48	262	(126)	(193)
Return on equity	42.4%	17.7%	21.9%	(13.0)%	n/m
Average loans and leases	$188,500	$23,205	$46,243	$93	$99,247

Three Months Ended September 30, 2002
Total revenue	$6,051	$571	$2,001	$(233)	$295
Net Income	1,678	63	386	(161)	269
Shareholder value added	1,144	(14)	63	(223)	(90)
Return on equity	34.9%	9.7%	14.0%	(30.6)%	n/m
Average loans and leases	$182,142	$23,637	$61,032	$446	$73,227

n/m	= not meaningful

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
SUPPLEMENTAL FINANCIAL DATA

Taxable-equivalent basis data(1)
Net interest income	$5,477	$5,465	$16,362	$15,974
Total revenue	9,916	8,685	28,741	26,115
Net interest yield	3.22%	3.75%	3.35%	3.78%
Efficiency ratio	51.13	53.19	51.65	52.09

Reconciliation of net income to shareholder value added
Net income	$2,922	$2,235	$8,084	$6,635
Amortization expense	55	54	163	164
Capital charge	(1,353)	(1,409)	(4,069)	(4,253)

Shareholder value added	$1,624	$880	$4,178	$2,546

(1)	Fully taxable-equivalent (FTE) is a performance measure used by management in operating the business which management believes provides investors with a more accurate picture of the interest margin for comparative purposes.